Exhibit 10.1

BROWN-FORMAN 2013 OMNIBUS COMPENSATION PLAN

July 25, 2013

Unless the context clearly requires otherwise, references to “Sections” and “Articles” are to sections and articles of this plan, and capitalized terms have the meaning assigned to them below. All references to statutes or regulations mean those statutes or regulations as amended from time to time, and any successors to those statutes or regulations.

ARTICLE 1

ESTABLISHMENT, OBJECTIVES AND DURATION

1.1	ESTABLISHMENT. Brown-Forman Corporation, a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “Brown-Forman 2013 Omnibus Compensation Plan” (the “Plan”), as set out in this document. The Plan permits the Plan Administrator to grant Awards (as defined below).

1.2	OBJECTIVES. The Plan’s objectives are:

(a)	to optimize the Company’s profitability and growth through incentives which are consistent with the Company’s goals and which link the personal interests of Participants to those of the Company’s shareholders;

(b)	to provide Participants with an incentive for excellence in individual performance;

(c)	to promote teamwork among Participants;

(d)	to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success; and

(e)	to allow Participants to share in the Company’s success.

1.3	DURATION. Subject to (a) approval by the Company’s shareholders, and (b) the Board’s right to amend or terminate the Plan at any time pursuant to Article 12, the Plan shall take effect as of the Effective Date, and remain in effect until Participants have bought or acquired all Shares subject to the Plan. The Plan Administrator may not, however, grant any Awards under the Plan on or after July 28, 2023.

ARTICLE 2

DEFINITIONS

Whenever used in the Plan, the following terms shall have the following meanings:

2.1	“AFFILIATE” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has an ownership voting interest, in each case as designated by the Plan Administrator (subject to the Board’s approval) as being a participating employer in the Plan.

2.2	“ANNUAL INCENTIVE AWARD” means a short-term incentive Award granted under Article 6.

2.3	“AWARD” means, individually or collectively, a grant under this Plan of Annual Incentive Awards and/or Long Term Incentive Awards.

2.4	“AWARD AGREEMENT” means any written agreement, contract or other instrument or document evident in any Award, which may, but need not, be executed or acknowledged by a Participant.

2.5	“AWARD OPPORTUNITY” means the total Award that a Participant may earn under the Plan with respect to a Plan Year or other Performance Period, as established by the Plan Administrator.

2.6	“BENEFICIAL OWNER” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

2.7	“BOARD” means the Company’s board of directors.

2.8	“CAUSE” will have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Company. If there is no employment, consulting, or other written agreement between the Company or an Affiliate and the Participant or if such agreement does not define “Cause,” then “Cause” will have the meaning specified in the Award Agreement; provided that, if the Award Agreement does not so specify, “Cause” will mean, as determined by the Committee in its sole discretion, with respect to any Participant:

(a)	the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness);

(b)	fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions that cause damage to the property or business of the Company or an Affiliate;

(c)	admission or conviction of, or plea of nolo contendere to, any felony or other crime that (in either case) in the reasonable judgment of the Plan Administrator adversely affects the Company’s or an Affiliate’s reputation or the Participant’s ability to carry out the obligations of his or her employment or service;

(d)	failure to cooperate with the Company or an Affiliate in any internal investigation or administrative, regulatory or judicial proceeding;

(e)	the engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

In addition, the Participant’s service or employment will be deemed to have terminated for Cause if, after the Participant’s service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the chief executive officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. Any determination of Cause for purposes of the Plan or any Award shall be made by the Plan Administrator in its sole discretion.

2.9	“CHANGE IN CONTROL” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a)

individuals who, as of the close of business on July 25, 2013, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after such time on July 25, 2013 and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(b)	consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless, following the Business Combination,

(1)	all or substantially all of the Beneficial Owners of the combined voting power of the then Outstanding Voting Securities of the Company immediately before the Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the Outstanding Voting Securities of the corporation resulting from the Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more affiliates) in substantially the same proportions that they owned the Outstanding Voting Securities of the Company immediately before the Business Combination, and

(2)	no Person, excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination, beneficially owns, directly or indirectly, twenty percent (20%) or more of the combined voting power of the Outstanding Voting Securities of the corporation resulting from the Business Combination except to the extent that such ownership existed before the Business Combination, and

(3)	at least a majority of the directors of the corporation resulting from the Business Combination were Directors on the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the Business Combination; or

(c)	the approval by the Company’s shareholders of a plan of liquidation and dissolution.

Notwithstanding the foregoing, unless otherwise provided in the applicable Award Agreement, with respect to Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

2.10	“CODE” means the Internal Revenue Code of 1986, as amended from time to time.

2.11	“COMPANY” means Brown-Forman Corporation, a Delaware corporation, and to the extent it is appropriate in the context of the Plan provision, the Company’s Affiliates, as well as any successor to any of such entities as provided in Section 15.5.

2.12	“COMPENSATION COMMITTEE” means the members of the Board who are serving as its Compensation Committee pursuant to the terms of the Brown-Forman Corporation Compensation Committee Charter at the time of the action to be taken.

2.13	“CONSTRUCTIVE DISCHARGE” means, with respect to any Participant, without the Participant’s written consent:

(a)	a reduction by more than 10%, in the aggregate, in the Participant’s annual salary and bonus opportunity, as in effect as of the 120th day immediately preceding a Change in Control; or

(b)	the failure to pay the Participant base salary or bonus (if any) according to the regular practices of the Company (or its successor) in effect for its employees at the time.

provided, however, that any of the foregoing events that is a result of an isolated and inadvertent action not taken in bad faith and which is remedied by the Company (or its successor) promptly after receipt of notice thereof given by the Participant shall not constitute a Constructive Discharge. For the avoidance of doubt, for purposes of the Plan and any Award hereunder, a termination of employment may be considered a “Constructive Discharge” only if it meets this definition following a Change in Control.

2.14	“DESIGNATED EXECUTIVE OFFICER” means at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m) of the Code; provided, however, that the term “Designated Executive Officer” shall not include any such individual who is designated by the Plan Administrator, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid, and (ii) any individual who is designated by the Plan Administrator, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

2.15	“DIRECTOR” means any individual who is a Board member.

2.16	“DISABILITY” means, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s (or an Affiliate’s, if applicable) then current long-term disability plan.

2.17	“EFFECTIVE DATE” means July 25, 2013.

2.18	“EMPLOYEE” means any employee of the Company or an Affiliate.

2.19	“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time.

2.20	“EXECUTIVE OFFICER” means an Employee whom the Board has determined is an “officer” as defined in Rule 16a-1(f) under the Exchange Act (or its successor rule), as of the date of vesting and/or payout of an Award, as applicable.

2.21	“FAIR MARKET VALUE” means (i) the closing sale price on the principal securities exchange or market on which the Shares are traded on the relevant date (or, if no Shares are traded on the relevant date, the last previous day on which a sale was reported), or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined in good faith by the reasonable application of a reasonable valuation method by the Plan Administrator in its sole discretion.

2.22	“FREESTANDING SAR” means a SAR granted independent of any Options.

2.23	“IMMEDIATE FAMILY” means, with respect to a Participant, such Participant’s children and grandchildren, including adopted children and grandchildren, stepchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), father-in-law, mother-in-law, daughters-in-law and sons-in-law.

2.24	“INCENTIVE STOCK OPTION” or “ISO” means an option to buy Shares granted under Section 7.4 that is designated an Incentive Stock Option and that is intended to meet the requirements of Code Section 422.

2.25	“INDEXED OPTION” means an Option with an exercise price that either increases by a fixed percentage over time or changes by reference to a published index.

2.26	“LONG TERM INCENTIVE AWARD” means a long-term incentive Award granted under Article 7.

2.27	“MARKET VALUE UNIT” or “MVU” means an Award, designated as an MVU, granted pursuant to Section 7.3.

2.28	“NON-EMPLOYEE DIRECTOR” means a Director who is not an Employee.

2.29	“NON-QUALIFIED STOCK OPTION” or “NQSO” means an option to buy Shares granted under Section 7.4 which is not intended to meet the requirements of Code Section 422.

2.30	“OPTION” means an Incentive Stock Option, Indexed Option or a Non-qualified Stock Option.

2.31	“OPTION PRICE” means the price at which a Participant may buy a Share under an Option.

2.32	“OUTSIDE DIRECTOR” means, with respect to the grant of an Award, a member of the Board then serving on the Compensation Committee.

2.33	“OUTSTANDING VOTING SECURITIES” means, with respect to a corporation, the then outstanding voting securities entitled to vote generally in the election of directors of the corporation.

2.34	“PARTICIPANT” means any Employee or Director.

2.35	“PERFORMANCE-BASED EXCEPTION” means the exception for “qualified performance-based compensation” from the tax deductibility limitations of Code Section 162(m).

2.36	“PERFORMANCE PERIOD” means such period of time as determined by the Plan Administrator over which a performance measure will be evaluated pursuant to Article 8.

2.37	“PERFORMANCE UNIT” means an Award granted to a Participant as described in Section 7.6.

2.38	“PERIOD OF RESTRICTION” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Plan Administrator), and during which the Shares are subject to a substantial risk of forfeiture, as provided in Section 7.2.

2.39	“PERMITTED TRANSFEREE” means a Participant’s Immediate Family, a Permitted Trust or a partnership (or other entity) of which the only partners or owners are members of the Participant’s Immediate Family or Permitted Trusts.

2.40	“PERMITTED TRUST” means a trust solely for the benefit of one or more of a Participant, a Participant’s Immediate Family or an organization described in Section 501(c)(3) of the Code.

2.41	“PERSON” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.42	“PLAN ADMINISTRATOR” means, for all Persons other than Outside Directors, the Compensation Committee, and shall include any person or committee to whom authority is delegated from time-to-time pursuant to Section 3.3 hereof. With respect to Outside Directors, the Plan Administrator means the entire Board.

2.43	“PLAN YEAR” means the Company’s fiscal year.

2.44	“RESTRICTED STOCK” means an Award granted to a Participant pursuant to Section 7.2.

2.45	“RETIREMENT” means, unless otherwise defined in the applicable Award Agreement, the voluntary, elective separation of a Participant from the employ or service of the Company or any of its Affiliates after the Participant has attained (a) age 60, or (b) both age 55 and at least fifteen (15) years of service with the Company or any of its Affiliates.

2.46	“SHARES” means the shares of the Company’s Class A or Class B Common Stock, or any combination of Class A or Class B Common Stock, as the Plan Administrator determines.

2.47	“STOCK APPRECIATION RIGHT” or “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to Section 7.5.

2.48	“SUBSTITUTE AWARD” means an Award granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

2.49	“TANDEM SAR” means a SAR granted in connection with a related Option pursuant to Section 7.5. A holder exercising a Tandem SAR must forfeit the right to buy a Share under the related Option; conversely, a holder of a Tandem SAR buying a Share under the Option will have the Tandem SAR canceled proportionately.

2.50	“TARGET INCENTIVE AWARD” is defined in Section 5.7(c).

2.51	“VESTING PERIOD” means the period of time specified by the Plan Administrator during which vesting restrictions for an Award are applicable.

ARTICLE 3

ADMINISTRATION

3.1	AUTHORITY OF PLAN ADMINISTRATOR. The Plan shall be administered by the Plan Administrator.

(a)	Powers of Plan Administrator. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Plan Administrator by the Plan, the Plan Administrator shall have full power and authority in its discretion to:

(i)	designate Participants;

(ii)	determine the type or types of Awards to be granted to a Participant;

(iii)	determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

(iv)	determine the timing, terms, and conditions of any Award;

(v)	accelerate the time at which all or any part of an Award may be settled or exercised;

(vi)	determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vii)	determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Plan Administrator;

(viii)	interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(ix)	except to the extent prohibited by the Plan, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award;

(x)	establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(xi)	make any other determination and take any other action that the Plan Administrator deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 12.1 hereunder to amend or terminate the Plan.

(b)	Limitations on Authority. Notwithstanding the provisions of Section 12.2 hereof and except as permitted by the provisions of Section 4.4 hereof, the Plan Administrator shall not have the power, without the prior approval of the shareholders of the Company, to

(i)	amend the terms of previously granted Options or SARs to reduce the Option Price of such Options or the grant price of such SARs;

(ii)	cancel such Options or SARs and grant substitute Options or SARs with a lower Option Price or grant price than the cancelled Awards;

(iii)	cancel such Options or SARs in exchange for other Awards, cash or property at a time when the Fair Market Value of a Share is less than the Option Price or grant price of the applicable Award; or

(iv)	take any other action that would constitute a “repricing” as such term is used in Section 303A.08 of the New York Stock Exchange Listed Company Manual.

3.2	PLAN ADMINISTRATOR DISCRETION BINDING. Except as otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Plan Administrator, may be made at any time by the then applicable Plan Administrator and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant and any holder or beneficiary of any Award.

3.3	DELEGATION. Subject to the terms of the Plan and applicable law, the Plan Administrator may delegate to one or more officers, employees or Directors of the Company or of any Affiliate, or to a committee of such persons, the authority, subject to such terms and limitations as the Plan Administrator shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, interpret, discontinue, suspend or terminate Awards held by Participants who are not Executive Officers or Directors of the Company, and such delegee, or delegees, shall have all of the powers, discretion and protections of the Compensation Committee regarding all matters within the scope of such delegation. The Compensation Committee may revoke any such delegation at any time. Notwithstanding anything in this Plan to the contrary, (i) all awards to Executive Officers must be administered by the Compensation Committee or a committee of the Board that is composed solely of two or more “Non-Employee Directors” as that term is used in Rule 16(b)-3 promulgated under the Exchange Act, and (ii) unless the Plan Administrator specifically determines that an Award shall not qualify for the Performance-Based Exception, Awards to Designated Executive Officers must be administered by the Compensation Committee or a committee that consists of members who are “outside directors” under Section 162(m) of the Code. Subject to the foregoing limitation with respect to Executive Officers and Designated Executive Officers, unless and until revoked or modified by the Compensation Committee by written resolution, the Brown-Forman Management Compensation Review Committee, or the committee serving similar functions from time to time, shall be designated as the “Plan Administrator.”

3.4	NO LIABILITY. No member of the Board or the Plan Administrator shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.5	COMPENSATION RECOUPMENT. All Awards under the Plan shall be subject to the Brown-Forman Corporation Incentive Compensation Recoupment Policy, or such other compensation recovery policy as may be put into effect from time to time by the Plan Administrator or the Board.

ARTICLE 4

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1	SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Section 4.4, the total number of Shares or share equivalents (Award units whose underlying value is based on Shares) reserved for Award grants under the Plan shall be 8,300,000 Shares, which number includes 6,016,225 Shares remaining from the Brown-Forman 2004 Omnibus Compensation Plan, as amended (the “2004 Plan”), which were authorized but not granted as of April 30, 2013) (such aggregate number, the “Share Reserve”). Notwithstanding the foregoing and subject to adjustment as provided in Section 4.4, the Share Reserve shall be increased by the number of Shares with respect to which Awards granted under the 2004 Plan which after April 30, 2013 terminate, expire unexercised or are settled for cash, forfeited or cancelled without the delivery of Shares under the terms of the 2004 Plan, as the case may be. Following the Effective Date, no further Awards will be granted pursuant to the 2004 Plan.

4.2	DESIGNATED EXECUTIVE OFFICER MAXIMUMS. Unless and until the Plan Administrator determines that an Award to a Designated Executive Officer shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards:

(a)	Shares. For any Plan Year, no Designated Executive Officer may be granted an Award of Shares, MVUs, Performance Units, Options and/or SARs for more than 250,000 Shares in the aggregate, which limit shall include any Shares represented by an Award that has been cancelled; provided, that this limit may be exceeded as long as not more than 750,000 Shares shall have been granted pursuant to Awards to any Designated Executive Officer over any three consecutive Plan Years; provided further, that the limits contained in this Section 4.2(a) shall be multiplied by two (2) in the event of any Awards to an individual in the Plan Year in which his or her employment commences.

(b)	Cash. The maximum aggregate amount of any Award or Awards providing for cash settlement that may be granted to any Designated Executive Officer in any Plan Year shall be as follows:

Plan Years	Applicable Maximum
1-3	$6,000,000
4-6	$7,000,000
7-10	$8,000,000

Plan Year 1 shall begin on the Effective Date and end on the first fiscal year end of the Company following the Effective Date.

4.3	LAPSED AWARDS; SUBSTITUTE AWARDS.

(a)

Lapsed Awards. If any Award, or portion thereof, granted under this Plan or the 2004 Plan is canceled, settled for cash or otherwise without the delivery of Shares, terminates, expires or lapses for any reason (except the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), in each case either under this Plan or after April 30, 2013 under the 2004 Plan, any Shares subject to such Award (or portion thereof) shall be added to the Share Reserve, except that this provision shall not be executed to increase the individual limits under Section 4.2. For the avoidance of doubt, the following Shares shall not increase the Share Reserve: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, or to satisfy any tax withholding obligation, and (ii) Shares subject to an SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof, and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under the 2004 Plan.

(b)	Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations for grant to a Participant under Section 4.2, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (a) above. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Share Reserve; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.4	ADJUSTMENTS. In the event the Plan Administrator determines that any dividend (other than a normal, recurring cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Plan Administrator shall:

(a)	adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the individual limits set forth in Sections 4.2(a) and 10.2(c), (3) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan; and (4) the grant or exercise price with respect to any Award under the Plan, provided that the number of shares subject to any Award shall always be a whole number;

(b)	if deemed appropriate, provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or

(c)	if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1	ELIGIBILITY. Participation in this Plan is open to all Employees and Directors.

5.2	OUTSIDE DIRECTOR ELIGIBILITY. Notwithstanding Section 5.1, Directors who are not Employees shall be eligible to receive only Awards granted consistent with Article 10.

5.3	ACTUAL PARTICIPATION. The Plan Administrator may from time to time select, from all eligible Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award Opportunity and Award.

5.4	EMPLOYMENT.

(a)	Rights Not Affected. Nothing in the Plan shall interfere with or limit in any way the Company’s right to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the Company’s employ.

(b)	Transfer Not Termination. A transfer of a Participant’s employment between the Company and an Affiliate, or between Affiliates, shall not be deemed to be a termination of employment. Upon such a transfer, the Plan Administrator may, subject to Sections 12.3 and 12.4, make such adjustments to outstanding Awards as it deems appropriate to reflect the changed reporting relationships.

(c)	No Right to Award. An Employee’s status as an Employee confers no right on that Employee to receive an Award under this Plan, or, having received any Award, to receive a future Award.

5.5	PRO RATA PLAN YEAR OR PERFORMANCE PERIOD PARTICIPATION. Except as otherwise provided in this Section 5.5, the Plan Administrator may allow Employees who become eligible after the Plan Year or Performance Period begins to participate under this Article on a pro rata basis. Such situations include, but are not limited to:

(a)	new hires;

(b)	the promotion of an Employee from a position which did not previously meet the eligibility criteria; or

(c)	the transfer of an Employee from an entity which does not participate in the Plan.

A Designated Executive Officer who becomes eligible after the Plan Year or Performance Period begins may participate under this Article on a pro rata basis, but only if (i) such Designated Officer is granted the Award during the first twenty-five percent (25%) of the Performance Period, or (ii) the Plan Administrator specifically determines such Award will not comply with the Performance-Based Exception. Notwithstanding the foregoing, Options and SARs may be granted under this Plan to Designated Executive Officers at any time.

5.6	CHANGE IN POSITION.

(a)	If, during a Plan Year or Performance Period, a Participant changes employment positions at the Company or an Affiliate to one which corresponds to a level of Award Opportunity different than that existing on the first day of such Plan Year or Performance Period, the Participant’s Award Opportunity may be adjusted by the Plan Administrator to reasonably reflect the appropriate level of the Participant’s Award Opportunity for the entire Plan Year or Performance Period.

(b)	Except as provided in Section 8.1 or as may be otherwise consistent with Section 162(m) of the Code, the Plan Administrator may not adjust the Award Opportunity of a Designated Executive Officer to the extent it is intended to qualify for the Performance-Based Exception.

5.7	AWARD OPPORTUNITIES.

(a)	Timing. As soon as practicable in each Plan Year or Performance Period, the Plan Administrator shall establish an Award Opportunity for each Participant. An Award Opportunity may consist of an Annual Incentive Award, a Long-Term Incentive Award or both types of Awards.

(b)

Performance Measures. An Award Opportunity may be a function of one or more performance measures and goals selected by the Plan Administrator applicable to one or more Performance Periods, and shall reflect the Participant’s job responsibilities and opportunity and authority to affect overall financial results. For Designated Executive Officers, the Plan Administrator can apply performance measures only as set forth in Article 8.

(c)	Alignment. The Plan Administrator shall align the potential levels of achievement of the performance goals with the Award Opportunities (the “Target Incentive Award”), such that the level of achievement of the pre-established performance goals at the end of the Plan Year or Performance Period will determine the final Award amounts. Subject to Section 8.1, Award amounts may vary above or below the Target Incentive Award based on the level of achievement of the applicable pre-established corporate, division, business unit and/or individual goals or financial measures, or such other measures as the Plan Administrator shall, from time to time, determine, unless otherwise limited by the Plan.

ARTICLE 6

ANNUAL INCENTIVE AWARDS

6.1	PAYMENT OF AWARDS.

(a)	The Plan Administrator may apply Performance Periods and performance measures applicable to Annual Incentive Awards, and may set threshold, target and maximum goals for each type of Award, as it chooses. Earned Annual Incentive Awards shall be paid in cash or Shares within two months and fifteen days after the end of each Plan Year. In the event the Plan Administrator determines that an Annual Incentive Award shall be payable in Shares, the Plan Administrator may attach such restrictions to these Shares as the Plan Administrator determines is in the best interests of the Company.

(b)	No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific Company asset. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

6.2	TERMINATION OF EMPLOYMENT. If a Participant’s employment is terminated before the end of the Plan Year for any reason (including termination as a result of not returning from a leave of absence granted by the Company), the Participant shall forfeit all of the Participant’s rights to a final Annual Incentive Award for the Plan Year then in progress. The Plan Administrator may, however, adopt policies and procedures pursuant to which a Participant may receive a part or all of the Annual Incentive Award for the Plan Year in which a Participant’s employment terminates, depending on the circumstances of such termination.

ARTICLE 7

LONG TERM INCENTIVE AWARDS

7.1	GENERALLY.

(a)	Grant of Awards. Subject to Article 4, the Plan Administrator, at any time and from time to time, may, in its discretion, grant or award Options, MVUs, Restricted Stock, Shares, SARs, Performance Units, cash or any combination thereof to Participants in such amounts as the Plan Administrator shall determine. The Plan Administrator may apply Performance Periods and performance measures, and may set threshold, target and maximum goals for each type of Award, as it chooses.

(b)

Source of Shares. The Company will endeavor to limit the source of Shares delivered to Participants under this Plan to Shares purchased by the Company from time to time on the open market, in private transactions or otherwise. If the Company determines that the timing of such purchases may unduly influence the market price of the Shares, the purchases may be spread over a period of time sufficient to alleviate such influence. The Company shall maintain a separate accounting of Shares purchased for this purpose. Should there be insufficient Shares in the separate account to cover exercises or other Award redemptions, the Company may use other available Shares including newly issued Shares to cover those exercises or redemptions, and then purchase that equal number of Shares on the open market or otherwise as quickly as is reasonably practicable. In determining the number of Shares to be purchased for these purposes, the Company need only to take into account the net number Shares actually delivered rather than any Shares withheld pursuant to any exercise for tax or any other purposes.

(c)	Termination of Employment. The Plan Administrator shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment with the Company and its Affiliates, including a termination by the Company or any Affiliate with or without Cause, by a Participant voluntarily or by reason of death, Disability or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe. Such provisions need not be uniform among all Awards granted or issued pursuant to this Plan and may reflect distinctions based on the reasons for termination of employment and the needs of the Company as they are determined from time to time.

(d)	Other Restrictions. Subject to Article 8, the Plan Administrator may impose such other conditions and/or restrictions on any Long-Term Incentive Awards granted pursuant to the Plan as the Plan Administrator deems advisable, including time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable Federal or state securities laws.

(e)	Limited Transferability of Awards. Except as otherwise provided in the Plan or an Award Agreement, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except (i) by will or the laws of descent and distribution, (ii) if provided in an Award Agreement (at or after grant) with respect to an Option or SAR, to a Permitted Transferee, and/or (iii) as otherwise may be allowed by the Plan Administrator in its discretion, at or after grant; provided, however, that an Incentive Stock Option shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant except by will or the laws of descent and distribution; provided, further, that any such assignments will be permitted only if the Participant does not receive any consideration therefor. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. A Permitted Transferee may not transfer an Award other than by will or the laws of descent and distribution.

(f)

Minimum Vesting Period. Except for Substitute Awards, the death, Disability or Retirement of the Participant, or special circumstances determined by the Plan Administrator, Restricted Stock Awards and MVU Awards subject only to continued service with the Company or a Subsidiary shall have a Vesting Period of not less than one (1) year from the date of grant (and may vest pro rata over such time), subject to accelerated vesting in the Plan Administrator’s discretion in the event of a Change in Control or the termination of the Participant’s service with the Company and its Subsidiaries. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to (i) grants to new hires or (ii) grants of Restricted Stock or MVUs in payment of Performance Awards and other earned cash-based incentive compensation. Subject to the foregoing minimum Vesting Period requirements, the Plan Administrator may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award or MVU Award intended to comply with the Performance-Based Exception, waive the forfeiture period and any other conditions set forth in any Award Agreement under such terms and conditions as the Plan Administrator shall deem appropriate. The minimum Vesting Period requirements of this Section shall not apply to Restricted Stock Awards or MVU Awards granted to Directors.

7.2	SHARES; RESTRICTED STOCK.

(a)	Award Agreement. Each grant of Shares or Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction (if any), the number of Shares or shares of Restricted Stock granted and such other terms as the Plan Administrator shall determine.

(b)	Non-Transferability of Restricted Stock. Except as otherwise provided in the Plan, Restricted Stock granted herein may not be sold, transferred, pledged, assigned or otherwise alienated until the end of the applicable Period of Restriction established by the Plan Administrator and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Plan Administrator and set out in the Award Agreement. During a Participant’s lifetime, only that Participant may exercise any rights with respect to the Restricted Stock granted to that Participant.

(c)	Other Restrictions on Restricted Stock.

(1)	The Company shall keep custody of the certificates representing shares of Restricted Stock until all conditions and/or restrictions applicable to such Restricted Stock have been satisfied.

(2)	Except as otherwise provided in this Article, the Restricted Stock covered by each Award Agreement under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

(d)	Voting Rights. Awards of Shares shall have whatever voting rights accompany the class of Shares awarded. During the Period(s) of Restriction, Participants holding Restricted Stock may exercise full voting rights with respect to such Restricted Stock to the extent the shares normally have such voting rights.

(e)	Dividends and Other Distributions.

(1)	During the Period of Restriction, Participants holding Restricted Stock may be credited with regular cash dividends paid with respect to the underlying shares while they are so held. The Plan Administrator may apply any restrictions to the dividends that it deems appropriate; provided, that dividends credited on Restricted Stock that is subject to performance measures shall be paid only if it is determined that the underlying performance measures have been met.

(2)	Participants holding unrestricted Shares will be entitled to receive any cash dividends paid with respect to the Shares.

7.3	MARKET VALUE UNITS (“MVUS”).

(a)	Award Agreement. Each MVU grant shall be evidenced by an Award Agreement that shall specify the duration of the MVU, the number of Shares on which the MVU grant is based, and such other terms as the Plan Administrator shall determine.

(b)	Non-Transferability. Except as provided in this Article, the MVUs granted herein may not be sold, transferred, pledged, assigned or otherwise alienated until specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Plan Administrator and set out in the Award Agreement. During a Participant’s lifetime, only that Participant may exercise any rights with respect to the MVUs granted to that Participant.

(c)	Dividends and Other Distributions.

(1)	During the MVUs’ duration, Participants holding MVUs may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Plan Administrator may apply any restrictions to the dividends that it deems appropriate; provided, that dividends credited on MVUs that are subject to performance measures shall be paid only if it is determined that the underlying performance measures have been met.

(2)	Notwithstanding any other plan term, the Plan Administrator may impose such conditions on the accrual or payment of dividends with respect to MVUs, as may be required to comply with Section 16 of the Exchange Act.

(d)	Payment of MVU Amount.

(1)	Each MVU shall have a value equal to the Fair Market Value of a Share.

(2)	MVUs shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Plan Administrator, upon the lapse of the restrictions thereto, or otherwise in accordance with the applicable Award Agreement.

7.4	STOCK OPTIONS.

(a)	Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the Option’s duration, the number of Shares to which the Option pertains, the Vesting Period applicable thereto, and such other terms as the Plan Administrator shall determine. The Award Agreement shall also specify whether the Option is intended to be an ISO, Indexed Option or an NQSO, and what Performance Period (if any) applies. Even if an Option is designated as an ISO, it shall be treated as an NQSO to the extent the Fair Market Value of the Shares with respect to which ISO’s are exercisable for the first time during any calendar year by any Participant exceeds $100,000, or if it fails to qualify as an ISO for any other reason. Except under the circumstances set forth in Section 4.4, dividends or dividend equivalents may not be paid with respect to Awards of Options.

(b)	Option Price and Duration. The Plan Administrator, in its sole discretion, shall establish the Option Price at the time each Option is granted. The Option Price for each grant of an Option under this Plan (other than those granted as Substitute Awards) shall be at least one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. Each Option granted to Participant shall expire as the Plan Administrator shall determine at the time of grant — but no Option shall be exercisable later than the tenth anniversary of its grant. Notwithstanding the foregoing, an Award Agreement may provide, at grant, that the period of time over which an Option, other than an Incentive Stock Option, may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, that during the extended exercise period the Option may be exercised only to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

(c)

Exercise of Options. Options granted under this Section 7.4 shall be exercisable at such times and be subject to such restrictions and conditions as the Plan Administrator shall in each instance approve, which need not be the same for each grant or for each Participant. An Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the Option Price per Share, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; any fractional Share shall be settled in cash.

(d)	Payment.

(1)	Options granted under this Section 7.4 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

(2)	The Option Price upon exercise of any Option shall be payable to the Company in full, at the sole discretion of the Plan Administrator, either:

(A)	in cash or its equivalent, or

(B)	by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or

(C)	by withholding from Participant sufficient Shares, subject to an underlying Award, having an aggregate Fair Market Value at the time of exercise equal to the total Option Price of such underlying Award; or

(D)	by a combination of (A), (B) or (C).

(3)	The Plan Administrator also may allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Plan Administrator determines to be consistent with the Plan’s purpose and applicable law.

(4)	As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares bought under the Option(s).

(e)	Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Incentive Stock Option or Tandem SAR is to be granted pursuant to the Plan, the Participant owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all Share classes of the Company or its parent or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option or Tandem SAR to be granted to such Participant pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and the Option by its terms shall not be exercisable after the expiration of five (5) years from the date the Option is granted.

7.5	STOCK APPRECIATION RIGHTS.

(a)	Award Agreement. Each SAR grant shall be evidenced by an Award Agreement specifying the grant price, the SARs duration, any applicable Vesting Period, and such other terms as the Plan Administrator shall determine. Except under the circumstances set forth in Section 4.4, dividends or dividend equivalents may not be paid with respect to Awards of SARs.

(b)	Grant Prices and Duration of SARs. The grant price of a Freestanding SAR (other than one issued as a Substitute Award) shall be no less than the Fair Market Value of a Share on the date of the SAR grant. The grant price of a Tandem SAR shall equal the Option Price of the related Option. The term of an SAR granted under the Plan shall be determined by the Plan Administrator — but such term shall not exceed ten years. Notwithstanding the foregoing, an Award Agreement may provide, at grant, that the period of time over which an SAR may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, however, that during the extended exercise period the SAR may be exercised only to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, that such extended exercise period shall end not later than thirty (30) days after the exercise of such SAR first would no longer violate such laws.

(c)	Exercise of Tandem SARs.

(1)	Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

(2)	Notwithstanding any other contrary Plan provision, with respect to a Tandem SAR granted in connection with an ISO:

(A)	the Tandem SAR will expire no later than the expiration of the underlying ISO;

(B)	the payout value with respect to the Tandem SAR may not exceed one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and

(C)	the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

(d)	Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Plan Administrator imposes upon them. An Award Agreement may provide that if on the last day of the term of an SAR the Fair Market Value of one Share exceeds the grant price of the SAR per Share, the Participant has not exercised the SAR and the SAR has not expired, the SAR shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall deliver to the Participant the number of Shares for which the SAR was deemed exercised, less the number of Shares required to be withheld for the required withholding taxes; any fractional Share shall be settled in cash.

(e)	Payment of SAR Amount.

(1)	Upon exercise of SARs, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(A)	the difference between the Fair Market Value of a Share on the date of exercise and the grant price; by

(B)	the number of Shares with respect to which the SARs are exercised.

(2)	The Plan Administrator may allow for payment upon SAR exercise to be in cash, in Shares of equivalent value or in some combination of cash and Shares.

7.6	PERFORMANCE UNITS.

(a)

Award Agreement. Each Performance Unit grant shall be evidenced by an Award Agreement specifying an initial value for each Performance Unit as of its grant date, any applicable Vesting Periods, and those performance goals which will determine the number and/or value of Performance Units that will be paid out to the Participant at the end of the Performance Period. Performance goals may be based on the performance of: the Company; its Shares; any of its divisions, affiliates or other business units; or any combination of such performance measures as set forth in Section 8.2 or 8.3.

(b)	Form and Timing of Payment of Performance Units. The Plan Administrator may allow for payment of Performance Units to be in cash, in Shares of equivalent value or in some combination of cash and Shares. Payment of earned Performance Units shall be made as soon as practicable following the close of the applicable Performance Period. In the case of any Performance Units denominated in Shares, dividends shall be payable with respect to the Performance Units only if and when the underlying Performance Units vest.

(c)	Non-Transferability. Except as otherwise provided in an Award Agreement:

(1)	During a Participant’s lifetime, only the Participant or the Participant’s legal representative may exercise any Plan rights related to Performance Units;

(2)	Participants may not sell, pledge, assign or otherwise alienate their Performance Units; and

(3)	Participants may transfer Performance Units only by will or by the laws of descent and distribution.

7.7	CASH PAYMENT OF AWARDS OTHERWISE PAYABLE IN SHARES. The Plan Administrator may allow for payment of a Long Term Incentive Award otherwise payable in Shares to be paid in cash. Such a cash equivalent Award shall be:

(a)	computed as the value of the Participant’s long-term bonus opportunity at the end of the Performance Period, adjusted for the actual performance results; and

(b)	paid to the Participant upon vesting after the end of the Performance Period.

ARTICLE 8

PERFORMANCE MEASURES

8.1	GENERALLY. No later than ninety (90) days following the commencement of each Performance Period (or such other time as is necessary to comply with Code Section 162(m)), the Plan Administrator shall in writing, (1) select the performance goal or goals applicable to the Performance Period, (2) establish the various targets and bonus amounts which may be earned for such Performance Period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Designated Executive Officer for such Performance Period. Following the completion of each Performance Period, the Plan Administrator shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Designated Executive Officers for such Performance Period. Upon that certification, the Plan Administrator shall compute the final Award for each Participant according to the pre-established performance measures and goals and the requirements of this Plan. In determining the amount earned by a Designated Executive Officer for a given Performance Period, subject to any applicable Award Agreement, the Plan Administrator shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Plan Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

8.2

OTHER PERFORMANCE AWARDS. For Awards that are not intended to qualify for the Performance-Based Exception (whether or not granted to a Designated Executive Officer), the Plan Administrator may approve and adopt either the performance measures set out in Section 8.3 or other performance measures without obtaining shareholder approval, may vary from the requirements set forth in Section 8.1 and shall have the right to reduce or increase the amount payable at a given level of performance to take into account additional factors that the Plan Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

8.3	PERFORMANCE MEASURES FOR DESIGNATED EXECUTIVE OFFICERS. The Plan Administrator may grant Awards that are intended to qualify for the Performance-Based Exception to Designated Executive Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Plan Administrator from among the goals specified below. For the purposes of this Article 8, performance goals shall be limited to one or more of the following Company, Affiliate, operating unit or division financial performance measures:

(a)	earnings before interest, taxes, depreciation and/or amortization;

(b)	operating or net income, profit or margin, determined before or after tax

(c)	operating efficiencies or cost of capital;

(d)	return on equity, assets, capital, capital employed or investment;

(e)	earnings or book value per Share;

(f)	cash flow(s);

(g)	total sales or revenues or sales or revenues per employee;

(h)	gross margin or gross profits;

(i)	production (separate work units or SWUs) or innovation;

(j)	stock price or total shareholder return;

(k)	dividends;

(l)	measures of brand health and consumer perception of the Company’s brands;

(m)	cost reduction efforts, including those pertaining to the Company’s effective tax rate;

(n)	employee-related goals, including goals related to increasing employee diversity or employee engagement measures; or

(o)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, market share, or goals relating to acquisitions or divestitures;

or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be a GAAP, non-GAAP or adjusted GAAP measure, may take into account the exclusion of certain items deemed appropriate by the Plan Administrator (including but not limited to removing the effect of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determine to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise), may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Affiliate, operating units, divisions or brands of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Shares outstanding, or to assets or net assets; provided that any of the foregoing types of adjustments that would be made with respect to Awards intended to qualify for the Performance-Based Exception shall be specified during the time periods set forth in Section 8.1.

8.4

OTHER CHANGES. If applicable tax and/or securities laws change to permit Plan Administrator discretion to change the governing performance measures without obtaining shareholder approval of such changes, the Plan Administrator may make such changes without obtaining shareholder approval. In addition, if the Plan Administrator determines that it is advisable to grant Awards which need not qualify for the Performance-Based Exception, the Plan Administrator may make such grants without satisfying the requirements of Code Section 162(m) and this Article 8.

ARTICLE 9

BENEFICIARY DESIGNATION

9.1	GENERALLY. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid if the Participant dies before receiving any or all of such benefit.

9.2	MANNER OF DESIGNATION. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

9.3	DEFAULT. Absent such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 10

DEFERRALS/GRANTS TO NON-EMPLOYEE DIRECTORS

10.1	DEFERRALS GENERALLY. The Plan Administrator may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or goals with respect to Awards, the lapse or waiver of restrictions with respect to Restricted Stock or MVUs or the satisfaction of the performance goals for a Performance Unit. If any such deferral election is required or permitted, the Plan Administrator shall establish rules and procedures for such payment deferrals. Such rules and procedures shall be consistent with the provisions of Code Sections 162(m) and 409A where applicable.

10.2	NON-EMPLOYEE DIRECTOR AWARDS.

(a)	The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, SARs, Restricted Stock, MVUs and/or other stock-based awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

(b)	The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Articles 6 and 7 above. With respect to such Awards, all references in the Plan to the Plan Administrator shall be deemed to be references to the Board.

(c)	For any Plan Year, no Non-Employee Director may be granted an Award of Shares, MVUs, Performance Units, Non-Qualified Stock Options and/or SARs for more than 50,000 Shares in the aggregate.

ARTICLE 11

CHANGE IN CONTROL

11.1	TREATMENT OF AWARDS UPON A CHANGE IN CONTROL. Notwithstanding anything in this Plan to the contrary, unless otherwise provided in an Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)	Any and all Options and SARs granted shall become immediately vested and non-forfeitable upon the occurrence of the Change in Control; provided, that such Options and SARs shall become exercisable pursuant to their original vesting schedule, notwithstanding any earlier termination of employment of a Participant, except that if within one year following a Change in Control, a Participant’s employment is terminated by the Company without Cause or by the Participant within 60 days after the Participant becomes aware of an event constituting a Constructive Discharge, upon the effective date of such employment termination, the Participant’s Options and SARs shall become immediately exercisable and shall remain exercisable until 30 days following the original scheduled vesting date of such Options and SARs. If a Participant is no longer an Employee as of the original vesting date under the vesting schedule for an Option or SAR, and has not terminated employment under one of the circumstances described in the immediately preceding sentence, the Participant’s Option and SAR shall nonetheless become exercisable on the original vesting date and remain exercisable for 30 days following the original vesting date.

(b)	If within one year following a Change in Control, a Participant’s employment is terminated by the Company without Cause or by the Participant within 60 days after the Participant becomes aware of an event constituting a Constructive Discharge, upon the effective date of such employment termination:

(1)	any restriction periods and restrictions imposed on Restricted Stock or MVUs granted to a Participant shall lapse,

(2)	the Target Incentive Awards attainable under all outstanding Awards of the Participant shall be deemed to have been earned, and

(3)	the vesting of all outstanding Awards of the Participant shall be accelerated, and the Company shall pay out in cash to the Participant within 30 days following the effective date of the employment termination a pro rata portion of all Target Incentive Award cash payout opportunities associated with outstanding Awards, based on the number of complete and partial calendar months within the Performance Period which had elapsed as of such effective date. This subparagraph (b)(3) shall not apply to Options and SARs.

11.2	ACCELERATION OF AWARD VESTING. Notwithstanding any provision of this Plan or any Award Agreement provision to the contrary, the Plan Administrator may at any time accelerate the vesting of any Award granted under the Plan to a Participant, including without limitation acceleration to such a date that would result in said Awards becoming immediately vested.

ARTICLE 12

AMENDMENT, MODIFICATION AND TERMINATION

12.1	GENERALLY.

(a)

Except as limited by the provisions of Sections 3.1(b) above, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided that any such alteration, amendment, suspension or termination that would materially adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected

Participant, holder or beneficiary; and, provided, further, that that no amendment needing shareholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, the rules or listing standards of the principal securities exchange on which the Shares are traded or Section 162(m) of the Code shall be effective unless such amendment shall be approved by the requisite vote of Company shareholders entitled to vote on it.

(b)	Except as provided by the Plan or by the terms of an Award, the Plan Administrator may not cancel outstanding Awards and issue substitute Awards without the written consent of the Participant holding such Award.

12.2	OUTSTANDING AWARDS. Subject to the restrictions of Sections 3.1 and 7.4 the Plan Administrator may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate any Awards theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

12.3	COMPLIANCE WITH CODE SECTION 162(M). At all times when Code Section 162(m) applies, all Awards granted to Designated Executive Officers under this Plan shall comply with its requirements, unless the Plan Administrator expressly determines that compliance is not desired with respect to any Award or Awards available for grant under the Plan. In addition, such Award(s) need not comply if changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, in which case the Plan Administrator may, subject to this Article, make any adjustments it deems appropriate. However, an Award made available for grant to a Designated Executive Officer as performance-based cannot be replaced by a non-performance-based Award if performance goals are not achieved.

12.4	COMPLIANCE WITH SECTION 409A OF THE CODE. Except to the extent specifically provided otherwise by the Plan Administrator, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. If the Plan Administrator determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Plan Administrator specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.

12.5	AWARDS TO NON-U.S. EMPLOYEES. The Plan Administrator shall have the power and authority to determine which employees outside the United States shall be eligible to participate in the Plan. Without amending the Plan, the Plan Administrator may grant Awards to eligible persons who are foreign nationals and/or reside outside the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Plan Administrator be necessary or desirable to foster and promote achievement of the purposes of this Plan. The Plan Administrator may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices.

ARTICLE 13

WITHHOLDING

13.1	TAX WITHHOLDING. The Company may deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes and withholding obligations, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

13.2	SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, the payment of MVUs, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Plan Administrator, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the applicable withholding is to be determined equal to the minimum statutory withholding obligation which could be imposed on the transaction. All such elections shall be irrevocable, shall be made in writing, shall be signed by the Participant and shall be subject to any restrictions or limitations that the Plan Administrator deems appropriate.

ARTICLE 14

INDEMNIFICATION

14.1	GENERALLY. The Company shall indemnify and hold harmless each current and former Director against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such Director in connection with or resulting from any claim, action, suit or proceeding to which such Director may be a party or in which such Director may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such Director in settlement thereof, with the Company’s approval, or paid by such Director in satisfaction of any judgment in any such action, suit or proceeding against such Director – but only if such Director gives the Company an opportunity, at its own expense, to handle and defend the same before such Director undertakes to handle and defend it personally.

14.2	NON-EXCLUSIVITY. This right of indemnification shall not exclude any other indemnification rights to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 15

LEGAL CONSTRUCTION

15.1	SEVERABILITY. If any Plan section is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.2	REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.3	NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Stock, SARs, MVUs, or other types of Awards provided for hereunder.

15.4

NO REPRESENTATIONS OR COVENANTS WITH RESPECT TO TAX QUALIFICATION. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

15.5	SUCCESSORS. All Company obligations under the Plan with respect to Awards granted shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the Company’s business and/or assets.

15.6	GOVERNING LAW. To the extent not preempted by Federal law, the Plan and all agreements made under it, shall be construed in accordance with and governed by the laws of the State of Delaware.